EXHIBIT 4-C-8

[Execution]

AMENDMENT NO. 7 TO

LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 7 TO LOAN AND SECURITY AGREEMENT dated as of March 14, 2008, by and among Hartmarx Corporation ("Hartmarx"), Coppley Apparel Group Limited ("Coppley", and together with Hartmarx, each individually, a "Borrower” and collectively, "Borrowers"), each of the companies listed on Exhibit A hereto (each, individually, a "Guarantor" and collectively, "Guarantors"), Monarchy Group, Inc., formerly known as M Acquisition Corp. (“Monarchy”) and Wachovia Capital Finance Corporation (Central), formerly known as Congress Financial Corporation (Central), in its capacity as agent (in such capacity, "Agent") for the parties from time to time to the Loan Agreement (as hereinafter defined) as lenders (each individually, a "Lender" and collectively, "Lenders").

W I T N E S S E T H

WHEREAS, Borrowers and Guarantors have entered into financing arrangements with Agent and Lenders pursuant to which Lenders (or Agent on behalf of Lenders) have made and may make loans and advances and provide other financial accommodations to Borrowers as set forth in, and subject to the terms and conditions of, the Loan and Security Agreement, dated August 30, 2002, by and among Agent, Lenders, JPMorgan Chase Bank, in its capacity as syndication agent for Lenders, Wells Fargo Foothill, LLC, in its capacity as documentary agent for Lenders, Borrowers and Guarantors (as amended and supplemented by Amendment No. 1 to Loan and Security Agreement, dated February 25, 2003, Amendment No. 2 to Loan and Security Agreement, dated July 22, 2004, Amendment No. 3 to Loan and Security Agreement, dated January 3, 2005, Amendment No. 4 to Loan and Security Agreement, dated October 31, 2005, Amendment No. 5 to Loan and Security Agreement dated September 29, 2006, and Amendment No. 6 to Loan and Security Agreement, dated May 26, 2007, as amended and supplemented hereby and as the same may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and the other Financing Agreements (as defined therein); and

WHEREAS, Monarchy, a wholly-owned subsidiary of Hartmarx, has acquired substantially all of the assets of Monarchy, LLC (“Monarchy Seller”); and

WHEREAS, Borrowers, Guarantors and Monarchy have requested that Agent and Lenders agree to certain amendments to the Loan Agreement in connection with the addition of Monarchy as an additional party to the Loan Agreement and certain of the other Financing Agreements and certain related matters, and Agent and Lenders are willing to provide such consents and agree to such amendments, subject to the terms and conditions herein; and

WHEREAS, by this Amendment No. 7, Borrowers, Guarantors, Monarchy, Agent and Lenders desire and intend to evidence such consents and amendments;

NOW, THEREFORE, in consideration of the foregoing, the mutual conditions and agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.  Definitions.

1.1        Defined Terms. For purposes of this Amendment No. 7, unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned thereto in the Loan Agreement.

1.2        Additional Definitions.  As used herein, the following terms shall have the meanings given to them below, and the Loan Agreement and the other Financing Agreements are hereby amended to include, in addition and not in limitation, the following definitions:

        (a)          "Amendment No. 7" shall mean this Amendment No. 7 to Loan and Security Agreement by and among Borrowers, Guarantors, Monarchy, Agent and Lenders, as it now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

        (b)          "Monarchy" shall mean Monarchy Group, Inc., formerly known as M Acquisition Corp., a Delaware corporation, and its successors and assigns.

        (c)          "Monarchy Purchase Agreement" shall mean the Purchase Agreement, dated as of August 14, 2007, by and among Monarchy, Monarchy Seller, Hartmarx, Eric Kim and Hyung Tae Kim, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

        (d)          "Monarchy Purchase Documents" shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (i) the Monarchy Purchase Agreement, (ii) all bills of sale, deeds, and such instruments of transfer as are referred to therein, and (iii) all side letters with respect thereto and all other agreements, documents and instruments executed and/or delivered in connection therewith.

        (e)          "Monarchy Purchased Assets" shall mean, collectively, the assets described on Exhibit B hereto, consisting of the "Assets", as such term is defined in the Monarchy Purchase Agreement.

        (f)           "Monarchy Seller" shall mean Monarchy, LLC, a California limited liability company and its successors and assigns.

1.3        Amendments to Definitions.

        (a)          All references to the term "Borrowing Base Guarantors" in the Loan Agreement and in any of the other Financing Agreements shall be deemed to include, in addition and not in limitation, Monarchy.

        (b)          All references to the term "Financing Agreements" in the Loan Agreement and in any of the other Financing Agreements shall be deemed to include, in addition and not in limitation, this Amendment No. 7.

        (c)          All references to the term "Information Certificate" in the Loan Agreement and in any of the other Financing Agreements shall be deemed to include, in addition and not in limitation, the Information Certificate of Monarchy constituting Exhibit C hereto.

        (d)          All references to the term "Intercompany Notes" or an "Intercompany Note" in the Loan Agreement and in any of the other Financing Agreements shall be deemed to include, in addition and not in limitation, the promissory note issued by Monarchy payable to Hartmarx.

        (e)          All references to the term "Intercompany Security Agreements" or an "Intercompany Security Agreement" in the Loan Agreement and in any of the other Financing Agreements shall be deemed to include, in addition and not in limitation, the security agreements by Monarchy in favor of Hartmarx, as each of the same now exists or may hereafter be amended, modified, supplemented, extended, renewed or replaced.

Section 2.  Amendment and Acknowledgement of Financing Agreements.

2.1        Amendment of Financing Agreements.

        (a)          Monarchy hereby expressly (i) assumes and agrees to be directly liable to Agent and Lenders, jointly and severally, with the other Guarantors for all Obligations under, contained in, or arising pursuant to the Loan Agreement or any of the other Financing Agreements applicable to any or all Guarantors and as applied to Monarchy as a Guarantor, (ii) agrees to perform, comply with and be bound by all terms, conditions and covenants of the Loan Agreement and the other Financing Agreements applicable to any or all Guarantors and as applied to Monarchy with the same force and effect as if Monarchy had originally executed and been an original Guarantor party signatory to the Loan Agreement and the other Financing Agreements, (iii) is deemed to make, and is, in all respects, bound by all representations and warranties made by the other Guarantors to Agent and Lenders set forth in the Loan Agreement or in any of the other Financing Agreements, and (iv) agrees that Agent and Lenders shall have all rights, remedies and interests, including security interests in and to the Collateral granted pursuant to Section 3 hereof, the Loan Agreement and the other Financing Agreements, with respect to Monarchy and its properties and assets with the same force and effect as Agent and Lenders have with respect to the other Guarantors and their assets and properties, as if Monarchy had originally executed and had been an original Guarantor party signatory to the Loan Agreement and the other Financing Agreements.

        (b)          Each Guarantor hereby agrees that (i) the Guarantee, dated August 30, 2002, by the Guarantors in favor of Agent and Lenders (as the same now exists, as amended and supplemented hereby and as the same may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the "Guarantee") and (ii) the Contribution Agreement, dated August 30, 2002, by the Guarantors, as contribution parties, in favor of Agent (as the same now exists, as amended and supplemented hereby and as the same may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the "Contribution Agreement"), are each hereby amended to include Monarchy as an additional guarantor and contribution party signatory thereto (as applicable), and Monarchy, by its execution below, hereby agrees that the Guarantee and the Contribution Agreement are each hereby amended to include Monarchy as an additional guarantor and contribution party signatory thereto (as applicable).

        (c)          Monarchy hereby expressly (i) assumes and agrees to be directly liable to Agent and Lenders, jointly and severally, with the other signatories thereto, for payment and performance of all Guaranteed Obligations (as defined in the Guarantee), (ii) agrees to perform, comply with and be bound by all terms, conditions and covenants of each of the Guarantee and the Contribution Agreement with the same force and effect as if Monarchy had originally executed and been an original party signatory to the Guarantee and the Contribution Agreement as an additional guarantor and contribution party, respectively and (iii) agrees that Agent and Lenders shall each have all rights, remedies and interests with respect to Monarchy and its property under the Guarantee with the same force and effect as if Monarchy  had originally executed and been an original party signatory as a guarantor to the Guarantee.

2.2        Acknowledgement of Guarantee.  Each Guarantor, including, without limitation, Monarchy, in its capacity as a Guarantor as set forth in Section 2.1 hereof, hereby expressly and specifically ratifies, restates and confirms the terms and conditions of the Guarantee in favor of Agent and Lenders and its liability for all of the Guaranteed Obligations, and other obligations, liabilities, agreements and covenants thereunder.

Section 3.  Grant of Security Interest.

        (a)          Without limiting the provisions of Section 2 hereof, the Loan Agreement and the other Financing Agreements, to secure payment and performance of its Obligations, Monarchy hereby grants to Agent, for itself and the benefit of Lenders, a continuing security interest in, a lien upon, and a right of set off against, all personal property and fixtures, and interests in personal property and fixtures, whether now owned or hereafter acquired or existing, and wherever located, all of which shall be included in the definition of Collateral as set forth in the Loan Agreement, including without limitation, the following:

                (i)        all Accounts;

                (ii)        all general intangibles, including, without limitation, all Intellectual Property;

                (iii)       all goods, including, without limitation, Inventory and Equipment;

                (iv)       all chattel paper, including, without limitation, all tangible and electronic chattel paper;

                (v)        all instruments, including, without limitation, all promissory notes;

                (vi)       all documents;

                (vii)      all deposit accounts;

                (viii)     all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

                (ix)       all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (A) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (B) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (C) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (D) deposits by and property of account debtors or other persons securing the obligations of account debtors;

                (x)        all (A) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (B) monies, credit balances, deposits and other property now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of Monarchy, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

                (xi)       all commercial tort claims, including, without limitation, those identified in the Information Certificate;

                (xii)      to the extent not otherwise described above, all Receivables;

                (xiii)     all Records; and

                (xiv)     all products and proceeds of the foregoing, in any form, including insurance proceeds (other than business interruption insurance proceeds) and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

        (b)          Notwithstanding anything to the contrary set forth in Section 3(a) above, the types or items of Collateral described in such Section shall not include:

                (i)        any rights or interests in any contract, lease, permit, license, charter or license agreement covering real or personal property, as such, if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that, the foregoing exclusion shall in no way be construed (A) to apply if any such prohibition is unenforceable under Sections 9-406, 9-407 or 9-408 of the UCC or other applicable law or (B) so as to limit, impair or otherwise affect Agent's unconditional continuing security interests in and liens upon any rights or interests of a Borrower or Guarantor  in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Receivables);

                (ii)        the rights of Monarchy to business interruption insurance; and

                (iii)       the Excluded Real Property.

Section 4.  Schedules.  Schedule 8.17 of the Loan Agreement is hereby amended to include, in addition and not in limitation, the information set forth on Supplement No. 4 to such schedule attached hereto as Exhibit D.

Section 5.  Representations and Warranties.  Each Borrower and Guarantor (including Monarchy) hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Amendment No. 7), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations to Borrowers:

        (a)          This Amendment No. 7 and each other agreement or instrument to be executed and delivered by any Borrower, Monarchy or any other Guarantor pursuant hereto have been duly authorized, executed and delivered by all necessary action on the part of the Borrowers, Monarchy, and each of the other Guarantors which is a party hereto and thereto and, if necessary, their respective stockholders and is in full force and effect as of the date hereof, as the case may be, and the agreements and obligations of the Borrowers, Monarchy, and each of the other Guarantors as the case may be, contained herein and therein, constitute the legal, valid and binding obligations of such Borrower, Monarchy and such Guarantor, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

        (b)          The execution, delivery and performance of this Amendment No. 7 (a) are all within each Borrower’s and each Guarantor’s corporate powers and (b) are not in contravention of law or the terms of any Borrower’s or Guarantor’s certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound.

        (c)          Monarchy is a Delaware corporation, duly organized and validly existing in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties, if any, and to carry on its business as it is now being conducted.

        (d)          All of the outstanding shares of Capital Stock of Monarchy have been duly authorized, validly issued and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except for the pledge and security interest in favor of Agent.  Hartmarx is the beneficial and direct owner of record of one hundred (100%) percent of the issued and outstanding shares of Capital Stock of Monarchy.  There is no debt outstanding that is convertible into Capital Stock and there are no outstanding rights, options or warrants to acquire any Capital Stock or debt convertible into capital stock of either.

        (e)          No Default or Event of Default exists or has occurred and is continuing.

        (f)           Monarchy has acquired all of the Monarchy Sellers’ rights, title and interest in and to the Monarchy Purchased Assets, free and clear of all liens, claims, charges and encumbrances in accordance with the Monarchy Purchase Documents.

        (g)          Neither the execution and delivery of the Monarchy Purchase Documents, nor the consummation of the transactions contemplated by the Monarchy Purchase Documents, nor compliance with the provisions of the Monarchy Purchase Documents or instruments thereunder shall result in (i) the creation or imposition of any lien, claim, charge or encumbrance upon any of the Collateral, except in favor of Agent, for itself and the benefit of Lenders, or as expressly permitted by Section 9.8 of the Loan Agreement and by the other Financing Agreements or (ii) the incurrence, creation or assumption of any Indebtedness of any Borrower or Guarantor, except as expressly permitted under Section 9.9 of the Loan Agreement.

        (h)          All actions and proceedings required by the Monarchy Purchase Documents, applicable law or regulation have been duly and validly taken and consummated.

        (i)           No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of the transactions contemplated in respect of the Monarchy Purchase Documents and no governmental or other action or proceeding has been threatened or commenced in the United States of America, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Monarchy Purchase Documents, nor compliance with the provisions thereof, has violated or shall violate any Federal or State securities laws or any other law or regulation or any order or decree of any court or governmental instrumentality in respect or does or shall conflict with or result in the breach of, or constitute a default in any respect under, any indenture, mortgage, deed of trust, security agreement, agreement or instrument to which any Borrower or Guarantor is a party or may be bound, or violate any provision of the organizational documents of any Borrower or Guarantor.

        (j)           Agent has, on or before the date hereof, received true and complete copies of all of the Monarchy Purchase Documents and all notices, consents, instruments, documents and agreements relating thereto, including all exhibits and schedules thereto, all as duly executed and delivered by the parties thereto, each in form and substance satisfactory to Agent.

        (k)          Borrowers and Guarantors shall take such steps and execute and deliver, and cause to be executed and delivered, to Agent, such additional UCC financing statements and termination statements, and other and further agreements, documents and instruments as Agent may require in order to more fully evidence, perfect and protect Agent's security interest in, among other Collateral, the Monarchy Purchased Assets.

        (l)           Each of the Monarchy Purchase Documents has been duly authorized, executed and delivered by Monarchy, and each is in full force and effect as of the date hereof.

        (m)         The purchase and acquisition by Monarchy of the Monarchy Purchased Assets pursuant to the Monarchy Purchase Documents are permitted under Section 9.10 of the Loan Agreement.

        (n)          The outstanding principal balance of the Intercompany Indebtedness of Monarchy to Hartmarx under the Intercompany Credit Facility of Hartmarx with Monarchy and are as set forth in Supplement No. 4 to Schedule 8.17 attached hereto as Exhibit D as of the last day of the month identified in such supplement.

        (o)          The Intercompany Loan Agreement executed by Monarchy constitutes the legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their respective terms, is in compliance with all applicable laws and regulations, and has been executed by the duly authorized and acting officers of the parties thereto whose signatures are indicated thereon.  Borrowers and Guarantors have no notice of any facts which impairs or may impair the validity or enforceability of such Intercompany Loan Agreements or the Indebtedness evidenced thereby or arising pursuant thereto.  The Indebtedness of Monarchy to Hartmarx under the Intercompany Credit Facility of Hartmarx with Monarchy and is and shall be valid and enforceable.  There are no defaults existing under the Intercompany Loan Agreements executed by Monarchy, and there exists no state of facts which, with the giving of notice or passage of time or both, would constitute a default under such Intercompany Loan Agreements.

        (p)          The obligations, liabilities and indebtedness of Monarchy to Hartmarx evidenced by or arising pursuant to the Intercompany Loan Agreement executed by Monarchy, owed free and clear of all offsets, deductions, defenses and counterclaims of every kind and nature and are not now nor will at any time become contingent upon the fulfillment of any contract or condition whatsoever.

Section 6.    Conditions Precedent.  The effectiveness of the consents and amendments contained herein shall only be effective upon the receipt by Agent of each of the following, in each case in form and substance reasonably satisfactory to Agent:

        (a)          an executed original or executed original counterparts of this Amendment No. 7 (as the case may be), duly authorized, executed and delivered by the respective party or parties hereto;

        (b)          the approval of Required Lenders of the terms and conditions of this Amendment No. 7;

        (c)          all consents, waivers, acknowledgments and other agreements from third persons (other than Deposit Account Control Agreements not required to be obtained under clause (d) below) which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral of Monarchy, including, without limitation, the Monarchy Purchased Assets, in favor of Agent or to effectuate the provisions or purposes of this Amendment No. 7 and the other Financing Agreements;

        (d)          Deposit Account Control Agreements by and among Agent, Monarchy and each bank where Monarchy has a deposit account (other than as to those deposit accounts for which Agent is not requiring a Deposit Account Control Agreement as of the date hereof), in each case, duly authorized, executed and delivered by such bank and Monarchy;

        (e)          an Information Certificate duly authorized, executed and delivered by Monarchy;

        (f)           (i) a copy of the Certificate of Incorporation of Monarchy and all amendments thereto, certified by the Secretary of State of the State of Delaware as of the most recent practicable date certifying that the foregoing document remains in full force and effect and has not been modified or amended, except as described therein, (ii) a copy of the By-Laws of Monarchy, certified by the Secretary of Monarchy, and (iii) a certificate from the Secretary of Monarchy dated the date hereof certifying that each of the foregoing documents remains in full force and effect and has not been modified or amended, except as described therein;

        (g)          Secretary's Certificates of Directors' Resolutions evidencing the adoption and subsistence of corporate resolutions approving the execution, delivery and performance by Monarchy of this Amendment No. 7 and the agreements, documents and instruments to be delivered pursuant to this Amendment No. 7;

        (h)          original good standing certificates (or its equivalent) from the Secretary of State (or equivalent Governmental Authority) from each jurisdiction where Monarchy conducts business;

        (i)           a true and correct copy of any consent, waiver or approval to or of this Amendment No. 7, which any Borrower or Guarantor is required to obtain from any other Person;

        (j)           such opinion letter(s) of counsel to Monarchy with respect to the matters contemplated by this Amendment No. 7 and such other matters as Agent may reasonably request;

        (k)          lien and judgment search results for the jurisdiction of incorporation of Monarchy and the Monarchy Sellers, the jurisdiction of the chief executive offices of Monarchy and the Monarchy Sellers and all jurisdictions in which assets of Monarchy are located, which search results shall be in form and substance satisfactory to Agent;

        (l)           evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements with respect to Monarchy and certificates of insurance policies and/or endorsements naming Agent as loss payee;

        (m)         a Pledge and Security Agreement by Hartmarx in favor of Agent, for itself and for the benefit of Lenders, with respect to the pledge of all of the issued and outstanding shares of Capital Stock of Monarchy by Hartmarx to Agent, for itself and for the benefit of Lenders, duly authorized, executed and delivered by Hartmarx;

        (n)          all releases, terminations and such other documents as Agent may request to evidence and effectuate the termination or the release by any party of any interest in and to any of the Monarchy Purchased Assets, including, without limitation, UCC termination statements for all UCC financing statements previously filed by any such person against any Seller, Borrower or Guarantor, as debtor;

        (o)          evidence that the Monarchy Purchase Documents have been duly authorized, executed and delivered by and to the appropriate parties thereto and that the transactions contemplated under the terms and conditions of the Monarchy Purchase Documents have been consummated prior to or contemporaneously with the execution of this Amendment No. 7; and

        (p)          an original of the Intercompany Loan Agreement executed by Monarchy as duly authorized, executed and delivered by the parties thereto and evidence that such Intercompany Loan Agreements are valid and enforceable and in full force and effect.

Section 7.  Additional Events of Default.  The parties hereto acknowledge, confirm and agree that the failure of any Borrower or Guarantor to comply with the covenants, conditions and agreements contained herein shall constitute an Event of Default under the Loan Agreement and the other Financing Agreements (subject to the applicable cure period, if any, with respect thereto provided for in the Loan Agreement as in effect on the date hereof).

Section 8.  Provisions of General Application.

8.1        Effect of this Amendment.  Except as expressly amended pursuant hereto and except for the consents expressly granted herein, no other changes or modifications to the Financing Agreements are intended or implied and, in all other respects, the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof.  To the extent that any provision of the Loan Agreement or any of the other Financing Agreements are inconsistent with the provisions of this Amendment No. 7, the provisions of this Amendment No. 7 shall control.  The Loan Agreement and this Amendment No. 7 shall be read and construed as one agreement.  Agent represents and warrants to Borrowers and Guarantors that Agent has exercised its option under Section 11.3(a) of the Loan Agreement to execute and deliver this Amendment No. 7 with the authorization of the Required Lenders, and Agent has received the authorization of the Required Lenders for Agent to execute and deliver this Amendment No. 7 on their behalf as required under Section 11.3(a) of the Loan Agreement.

8.2        Governing Law.  The validity, interpretation and enforcement of this Amendment No. 7 and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois, but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Illinois.

8.3        Binding Effect.  This Amendment No. 7 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.  Any acknowledgments or consents contained herein shall not be construed to constitute a consent to any other or further action by any Borrower or Guarantor or to entitle such Borrower or Guarantor to any other consent.

8.4        Further Assurances.  Each Borrower and Guarantor shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent and Lenders to effectuate the provisions and purposes of this Amendment No. 7.

8.5        Headings.  The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 7.

8.6        Counterparts.  This Amendment No. 7 may be executed in any number of counterparts, each of which shall be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Amendment No. 7 by telefacsimile shall have the same force and effect as the delivery of an original executed counterpart of this Amendment No. 7.  Any party delivering an executed counterpart of this Amendment No. 7 by telefacsimile shall also deliver an originally executed counterpart of this Amendment No. 7, but the failure to do so shall not affect the validity, enforceability or binding effect of this Amendment No. 7.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 7 to be duly executed and delivered by their authorized officers as of the date and year first above written.

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL), formerly known as Congress Financial Corporation (Central),
as Agent and as Lender

By:	/s/ Vicky Geist
Vicky Geist, Director

HARTMARX CORPORATION

By:	/s/ Glenn R. Morgan
Glenn R. Morgan, Executive Vice President and Chief Financial Officer

COPPLEY APPAREL GROUP LIMITED

By:	/s/ Glenn R. Morgan
Glenn R. Morgan, Vice President

MONARCHY GROUP, INC.

By:	/s/ Glenn R. Morgan
Glenn R. Morgan, Vice President

EACH OF THE COMPANIES LISTED ON
EXHIBIT A HERETO

By:	/s/ Glenn R. Morgan
Glenn R. Morgan, Vice President of each such company